EXHIBIT 3

                       AMENDMENT NO. 1 TO RIGHTS AGREEMENT

         AMENDMENT NO. 1, dated as of January 26, 1999 (the "Amendment"), to Rights Agreement dated as of November 8, 1996 (the "Rights Agreement"), by and between SALIENT 3 COMMUNICATIONS, INC. (formerly Gilbert Associates, Inc.), a Delaware corporation (the "Company") and HARRIS TRUST AND SAVINGS BANK (the "Rights Agent") (All capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Rights Agreement).

         WHEREAS, on January 26, 1999, the Board of Directors, including a majority of the Independent Directors of the Company, in accordance with Section 26 of the Rights Agreement, determined it to be desirable and in the best interests of the Company and its stockholders to supplement and amend certain provisions of the Rights Agreement; and

         WHEREAS, all acts and things necessary to make this Amendment a valid agreement, enforceable according to its terms, have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects duly authorized by the Company and the Rights Agent.

         In consideration of the foregoing and the mutual agreements set forth herein, the parties hereto agree as follows:

         NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

         SECTION 1. Amendment to Section 1. The Rights Agreement is hereby amended by deleting Section 1(l) thereof in its entirety.

         SECTION 2. Amendment to Section 3(d) of the Rights Agreement. The form of legend contained in Section 3(d) of the Rights Agreement is hereby amended by inserting the words "as amended from time to time thereafter," immediately before "the 'Rights Agreement')".

         SECTION 3. Amendments to Rights Agreement Generally. The Rights Agreement is hereby amended by replacing the words "a majority of the Independent Directors," "the majority of the Independent Directors" and "Independent Directors," each time they appear therein, with the words "the Board of Directors."

         SECTION 4. Amendment to Right Certificates. The legend contained in the Form of Series A Right Certificate set forth in Exhibit A attached to the Rights Agreement and the Form of Series B Right Certificate set forth in Exhibit B attached to the Rights Agreement is hereby amended in accordance with Section 2 of this Amendment.

         SECTION 5. Amendment to Summary of Rights. The form of Summary of Rights set forth in Exhibit C attached to the Rights Agreement is hereby amended by replacing the words "a

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majority of the Independent Directors" and "such majority of the Independent
Directors," each time they appear therein, with the words "the Board of Directors."

         SECTION 6. Rights Agreement as Amended. The terms "Agreement" and "Rights Agreement" as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby. This Amendment shall be effective as of the date hereof and, except as set forth herein, the Rights Agreement shall remain in full force and effect and be otherwise unaffected hereby. Where provisions of the Rights Agreement are deleted in their entirety, without amendment, restatement or replacement as a result of this Amendment, the words "INTENTIONALLY OMITTED" shall be inserted in their place.

         SECTION 7. Benefits of this Amendment. Nothing in this Amendment shall be construed to give to any Person other than the Company, the Rights Agent and the registered holders of the Rights Certificates (and, prior to the Distribution Date, registered holders of shares of Company Common Stock) any legal or equitable right, remedy or claim under this Amendment; but this Amendment shall be for the sole and exclusive benefit of the Company, the Rights Agent and the registered holders of the Rights Certificates (and, prior to the Distribution Date, registered holders of shares of Company Common Stock).

         SECTION 8. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely in such state.

         SECTION 9. Counterparts. This Amendment may be executed (including by facsimile) in one or more counterparts and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.

         SECTION 10. Descriptive Headings. The headings contained in this Amendment are for descriptive purposes only and shall not affect in any way the meaning or interpretation of this Amendment.

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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, all as of the date first above written.


ATTEST:                                     SALIENT 3 COMMUNICATIONS, INC.
                                             (formerly Gilbert Associates, Inc.)



By:      /s/ Robert J. Johnson              By:      /s/ Thomas F. Hafer
         -------------------------                   -------------------------
Name:    Robert J. Johnson                  Name:    Thomas F. Hafer
Title:   Assistant Secretary                Title:   Sr. V.P., Secretary &
                                                     General Counsel



ATTEST:                                     HARRIS TRUST AND SAVINGS BANK



By:      /s/ Gail M. Hollingshead           By:      /s/ Michael J. Lang
         -------------------------                   -------------------------
Name:    Gail M. Hollingshead               Name:    Michael J. Lang
Title:   Administrative Assistant           Title:   Vice President

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